EXHIBIT 99.1

Centor Enters Into a Purchase Agreement for Oil Shale Resources With Over 1.1 Billion Barrels of Recoverable Oil

WINTERPARK, Fla., Dec 18, 2013 (GLOBE NEWSWIRE via COMTEX) -- Centor, Inc. (OTCBB:CNTO) is pleased to announce that it has completed a Sale and Purchase Agreement to acquire 55% working interest in an oil shale resource with over 1.1 Billion barrels of recoverable oil in the Pasquia Hill region of east central Saskatchewan, Canada. The oil shale leases cover qualified 21,658 acres. The property's resources are estimated based upon analysis of previously completed geological surveys, core drilling programs and laboratory testing. A Contingent Resources Evaluation Report (the "Report") was prepared on the leases, effective September 1, 2013 using assumptions and methodology guidelines outlined in the Canadian Oil and Gas Handbook and in accordance with National Instrument 51-101 "Standards of Disclosure for Oil and Gas Activities". The following estimates of gross contingent resources for the Pasquia Hills oil shale leases are outlined below:

Low Estimate: 1,098 billion barrels oil.
Best Estimate: 1,185 billion barrels oil.
High Estimate: 1,481 billion barrels oil.

Oil Shale is one of the last remaining significant untapped sources of oil. The US Geological Society estimates a total of 2.5 to 3 Trillion barrels of identified resources worldwide. With the trend of ever increasing crude oil prices over time, acquiring proven oil resources is considered an appreciating asset for the Company.

Mr. Sullivan stated; "This is an extraordinary acquisition of an established world-class resource with significant upside potential. This resource will underpin our strategy to develop a large-scale oil shale to liquids commercial operation. It provides a core hub to kick off our oil shale operations, broadening the Company's revenue base with an entry into an expansive energy sector. We will be pursuing additional energy resources and look forward to updating shareholders on continued progress in the first quarter of 2014. As always our goal is to provide profitable growth and consistently expand shareholder value for the Company."

James Michael Sullivan, President and CEO

For further Information and inquiries please call: 866-491-3128.

FORWARD LOOKING STATEMENTS

Certain statements in this release, other than statements of historical fact, may include forward-looking information that involves various risks and uncertainties. There can be no assurance that such forward-looking statements will prove to be accurate. Actual result and future events could differ materially from those anticipated in such statements. These and all subsequent written and oral forward-looking statements are based on the estimates and opinions of management on the dates they are made and expressly qualified in their entirety by this notice. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, other than as required pursuant to applicable securities laws.

CONTACT: Centor, Inc.
866-491-3128